Exhibit 10.62

Line of Credit Agreement

Party A: Multi-Fineline Electronix (Suzhou No.2) Co., Ltd.

Business License number: 3200738277671

Legal representative: Lei Jin

Principal office address: 68 Nanhu Road, Dongwu Industrial Park, Suzhou

Postal code: 215128

Telephone: 0512-65130088

Fax:

Party B: China Construction Bank Suzhou Industry Park Sub-Branch

Principal: Bei Hao Min

Principal office address: No. 158 Wang Dun Road, Suzhou Industry Park

Postal code: 215028

Telephone: 62781017

Fax: 62781022

In order to develop a friendly and reciprocal partnership, on the principle of voluntary, equality, mutual benefit and good faith, through negotiation, Party A and Party B enter into the following agreement.

Article 1 Scope of business

Party B shall grant a line of credit to Party A in accordance with this Agreement. Party A may apply to Party B for revolving use, use at its discretion or use in one lump sum of credit in accordance with this Agreement and applicable individual agreements for the purpose of processing RMB short-term loans, foreign exchange short term loans, foreign exchange long term loans up to two(2) years, trade financing, letter of guarantee and undertaking capital business and other financing businesses (collectively referred to as “Individual Financing Business”).

Trade financing business referred to under this Agreement shall include opening international letter of credit, opening domestic letter of credit, import bill advance, shipping guarantee, packing loan, export bill purchase, discount of acceptance draft under issuance letter of credit, buyer’s negotiation of domestic letter of credit, seller’s negotiation of domestic letter of credit, negotiation of domestic letter of credit and other international and domestic trade financing business.

The business of letter of guarantee referred to under this Agreement shall include opening letter of guarantee, standby letter of credit and other international and domestic business of letter of guarantee.

Article 2 Types and amount of line of credit

Party B agrees to grant Party A the following lines of credit:

Currency:	Chinese Currency RMB or equivalent USD

Total Amount:	(in letters): RMB One hundred and fifty millions

(in figures): RMB 150 millions

Type:	Including RMB short-term loans, foreign exchange short term loans, foreign exchange long term loans up to two(2) years, trade financing, letter of guarantee and undertaking capital business, and so on.

Article 3 Use of line of credit

1.	Within the credit period as specified under this Agreement, Party A may use the line of credit by the revolving way within the scope for each individual financing business as provided under this Agreement:

In case Party A needs to use the line of credit as specified under Article 1, it shall file an application with Party B in writing. Party B shall decide whether and how to use the line of credit at its discretion and inform Party A in writing.

2.	The balance of existing credit that Party B grants to Party A in accordance with effective Line of Credit Agreement or similar agreements and its individual agreements as of the effective date of this Agreement shall be deemed as the line of credit incurred under this Agreement.

Among which, the balance of credit using the line of credit shall be deemed as the line of credit incurred under this Agreement.

3.	Unless otherwise provided for, the following businesses shall not occupy the line of credit:

1)	Export bill purchase where the letter of credit is consistent with the documents;

2)	Negotiation or financing based on the draft or money under the export letter of credit or domestic letter of credit accepted, honored, confirmed to pay or guaranteed to pay by the issuing bank or confirming bank and acceptable to Party B;

3)	In case Party A can provide guarantee money, government bonds, deposit receipt issued by Party B or bank acceptance draft, letter of guarantee or standby letter of credit acceptable to Party B, then the amount of credit corresponding to the guarantee will not occupy the line of credit;

4)	Other businesses that shall not occupy the line of credit separately agreed by the parties hereto in writing

Businesses that don’t occupy the line of credit and whose business agreements still belongs to the individual agreements under this Agreement shall be an integral part of this Agreement and bound by this Agreement, unless such business agreement provides otherwise.

Article 4 Agreement needs to be signed when undertaking individual credit business

In case Party A applies to Party B for undertaking individual credit business under this Agreement, it shall submit relevant application to Party B and/or sign a corresponding contract/ agreement with Party B (collectively referred to as “Individual agreements”). The specific individual credit business is based on the individual agreement.

Article 5 Term of the Credit

The credit term as specified under Article 2 shall run from the effective date of this Agreement for three (3) years.

When the credit period as specified above expires, if Party B intends to grant a further line of credit to Party A, both parties shall, through consultations, sign a supplementary agreement in writing, specifying the new line of credit and its credit period. Such supplementary agreement shall be an integral part of this Agreement and have the same legal effect as this Agreement. Matters not covered therein shall be governed by this agreement.

The expiration of the credit period shall not affect the legal effect of this Agreement or cause the termination of this Agreement. Both parties shall continue to undertake the individual credit businesses undertaken under this Agreement before the expiration of the credit period subject to the provisions of this Agreement and applicable individual agreements and perform their obligations incurred before the expiration of the credit period.

Within the valid credit period, Party B will reexamine the credit business of Party A every year. If the credit business of Party A already have or may have some changes which may have bad effect on the liability, the Party B will grant a new line of credit and the new credit period to Party B on the base of both negotiation.

Article 6 Preconditions for individual credit business

To undertake individual credit business, Party A shall meet the following conditions upon Party B’s request:

1.	Reserve and sign related documents, bills, seals, list of related personnel and sample of signature of the company with Party B and complete related documents;

2.	Establish necessary account for undertaking individual credit business;

3.	Have effectively furnished guarantee as provided by this Agreement and individual agreements;

4.	Other preconditions for undertaking this business as provided by individual agreements;

5.	Other conditions that Party B thinks Party A should meet.

Article 7 Guarantees

Based on this agreement and individual agreement, Party A and Party B agree the guarantees. The specific information is as below:

Security: Clean

Article 8 Representations and warranties

Party A hereby makes the following representations:

1.	Party A is a company legally registered and validly existing and has the full capacity for civil right and capacity to execute and perform this Agreement;

2.	Party A executes and performs this Agreement and individual agreements out of its own will. It has obtained legal and valid authorization in accordance with the requirement of its Articles of Association or other internal management documents and will not violate any other agreements, contracts or other legal documents binding on Party B by doing so. Party A has obtained or accomplished or will obtain or accomplish all related approval, permit, filing or registration necessary for the execution and performance of this Agreement;

3.	All documents, financial statements, vouchers and other data provided to Party B by Party A under this Agreement and individual agreements are true, complete, accurate and effective;

4.	The transaction background of the business that Party A applies to Party B for undertaking is true and legal and has not been used for money laundering and other illegal purposes;

5.	Party A has not concealed any matters that may affect the financial position and capacity to perform this Agreement of Party A and the guarantor from Party B.

Party A hereby warrants that:

1.	It will submit its financial statements (including annual reports, quarter reports and monthly reports ) and other related documents to Party B regularly or in a timely manner according to the requirements of Party B;

2.	It will accept and coordinate with Party B’s examination (including annually and quarterly) and supervision on its use of the line of credit and related production, operation and financial activities;

3.	If Party A signs a counter guarantee contract or similar contract with the guarantor of this Agreement on its obligation of guarantee, such contract will not impair any rights of Party B under this Agreement;

4.	Party A will inform Party B in a timely manner in case of any circumstances that may affect the financial position and capacity to perform this Agreement of Party A and the guarantor, including but not limited to, any forms of division, merger, joint operation, joint venture or cooperation with foreign businessman, contracted management, restructuring, reform, IPO and any other changes in the mode of operation, reduction of registered capital, transfer of significant assets or shareholding, significant liabilities, any significant liabilities newly created upon the collateral, sealing up of the collateral, dissolution, cancellation, filing or being filed for bankruptcy or involving any significant suit or arbitration;

5.	It will not mortgage its assets during the credit period;

Article 9 Related parties of Party A in its group and the disclosure of related transactions

The parties hereto agree that the following Section 2 will be applied:

1.	Party A is not a group client as specified by Party B subject to the Guidelines on the Management of Risks of Credits Granted by Commercial Banks to Group Clients (hereinafter referred to as “Guidelines”).

2.	Party A is a group client as specified by Party B subject to the Guidelines. Party A shall, subject to the provisions of Article 17 of the Guidelines, report all related transactions accounting for more than 30% of its net assets to Party B in a timely manner, including the relationship between the parties to the transaction, item, nature, amount of the transaction or respective proportion and pricing policy (including transactions without any amount or only with negligible amount).

Article 10 Breach of agreement and remedies

Any one of the following circumstances shall constitute or be deemed as breach of this Agreement and individual agreement by Party A:

1.	Party A fails to pay any sum or repay and debts to Party B according to the provisions of this Agreement and individual agreements;

2.	Party A fails to use the loans for the purpose as specified in this Agreement and individual agreements;

3.	The representations of Party A in this Agreement and individual agreements has any material falsehood or breaches its warranties made in this Agreement and individual agreements;

4.	Any circumstances as specified in Article 2 Section 4 of this Agreement that may affect Party A or the guarantor’s financial position or its capacity to perform the Agreement in the view of Party B and that Party A fails to provide new guarantee or change the guarantor according the provisions of this Agreement;

5.	Party A terminates its operation, dissolves, is cancelled or goes bankruptcy;

6.	Party A breaches other provisions of this Agreement and individual agreements regarding the rights and obligations of related parties;

7.	Party A breaches other contracts between it and Party B or other agencies of China construction Bank Limited;

8.	The guarantor breaches the guarantee contract or other contracts with Party B or other agencies of China Construction Bank Limited.

Under any of the events of breach as mentioned above, Party B is entitled to take the following measures respectively or at the same time according to actual circumstances:

1.	Request Party A and the guarantor to correct their breach within a fixed period of time;

2.	Reduce, suspend or terminate the line of credit granted to Party A in whole or in part;

3.	Suspend or terminate in whole or in part the acceptance of Party A’s business application under this Agreement and individual agreements or other agreements between Party A and Party B; to suspend or terminate in whole or in part the granting and processing any outstanding loans, trade financing and letter of guarantee;

4.	Declare immediate expiration or maturity in whole or in part of this Agreement and individual agreements, the principal and interests of any outstanding loans, funds of trade financing and money advanced for the letter of guarantee and other accounts payable;

5.	Terminate or cancel this Agreement, or terminate or cancel individual agreements or other agreements between Party A and Party B in whole or in part;

6.	Claim compensation against Party A for the reasonable directly losses arising from Party A’s breach of this Agreement;

7.	Deduct the amount from Party A’s account established in Party B to offset Party A’s debts to Party B in whole or in part by notice to Party B prior to or after such deduction. Any immature sum in such account shall be deemed to mature ahead of schedule; in case of difference between the currency of the account and Party B’s currency of account, the amount deducted shall be converted according to the rate for exchange settlement and sales then applicable to Party B;

8.	Exercise its right to collateral;

9.	Request the guarantor to bear the responsibility of guarantee;

Article 11 Reservation of rights

The failure of either party to exercise its right under this Agreement and individual agreements in whole or in part, or require the performance by the other party of its right and obligations in whole or in part, shall not constitute a waiver of such right, obligations or responsibilities by such party.

One party’s consent to any allowance, grace or delay to exercise the right under this Agreement and individual agreements by the other party shall not affect any right that should be entitled to under this Agreement and individual agreements or any applicable laws and regulations and shall be deemed as its waiver of such right.

Article 12 Alteration, modification, termination and partial invalidity

Through mutual agreement, the parties hereto may alter or modify this Agreement in writing. Any alterations or modifications to this Agreement shall be an integral part of this Agreement.

Unless otherwise provided by the laws and regulations or the parties hereto, this Agreement shall not be terminated before all the rights and obligations under this Agreement and individual agreements have been fulfilled.

Unless otherwise provided by the laws and regulations or the parties hereto, the invalidity of any provisions of this Agreement shall not affect the legal effect of other provisions.

Article 13 Governing laws and settlement of disputes

Unless otherwise agreed by the parties hereto, this agreement and individual agreements shall be governed by the court of the People’s Republic of China.

Unless otherwise agreed by the parties hereto, after this Agreement and individual agreements go into effect, all disputes arising in connection with or in the execution and performance of this Agreement and individual agreements shall be settled by both parties through negotiation. In case no settlement can be reached, either party may exercise rights and obligations subject to this Agreement and individual agreements or lawsuit Party B and settle the disputes in the People’s Court where Party B or other agency under China Construction Bank Limited.

During the period of the settlement of dispute, if such dispute doesn’t affect the fulfillment of other clauses of this Agreement and individual agreements, such clauses shall continue to be fulfilled.

Article 14 Expenses

Unless otherwise provided by the laws or the parties hereto, Party A shall bear all the expenses arising from the execution and performance of this Agreement and individual agreements and the settlement of disputes (including legal expenses).

Article 15 Miscellaneous

1.	Without written consent of Party B, Party A shall not transfer any of its rights and obligations under this Agreement and individual agreements to any third party.

2.	If, due to the business needs, Party B needs to entrust other agencies under the China Construction Bank Limited to perform its rights and obligations (no any variations) under this Agreement and individual agreements, Party A will agree to it. The agencies under the China Construction Bank Limited entrusted by Party B shall have the right to exercise all rights under this Agreement and individual agreements and to bring lawsuits in court or submit disputes to arbitration body for arbitration under this Agreement and individual agreements.

3.	Without prejudice to other provisions of this Agreement and individual agreements, this Agreement shall be legally binding on the parties hereto and their successors and assignees by law.

4.	Unless otherwise agreed herein, the parties hereto specify the address provided herein is their respective mailing and contact address and promise to inform the other party in writing in a timely manner in case of any change in their mailing and contact address.

5.	The headings and description of business contained herein are for convenience of reference only and are not to be used in the interpretation of the clauses of this Agreement and the rights and obligations of the parties hereto.

6.	The Parties understand that the merger between Party A and its affiliated company in Suzhou, Multi-Fineline Electronix (Suzhou) Co., Ltd. (“MFC1”) will take effect in a short period. Therefore, Party B hereby approves that the line of credit RMB one hundred and fifty millions (150,000,000), which is granted to MFC1 by Party B under another agreement, will be automatically granted to Party A by Party B upon the completion of the merger without any pre-conditions, and Party A will take all rights and obligations under MFC1 pertaining to the line of credit with Party B. It is further understood that Party A will be granted the line of credit of total RMB three hundred millions (300,000,000) by Party B after the merger,

Article 16 Effectiveness

This Agreement shall go into effect from the date of execution hereof by the legal representatives, principals or authorized representatives of the parties hereto.

This Agreement is made in two copies, each copy to be held by the parties hereto and the guarantor respectively with equal legal effect.

Party A: Multi-Fineline Electronix (Suzhou No.2) Co., Ltd.	Party B: China Construction Bank Suzhou Industry Park Sub-Branch

Authorized Representative (signature):	Authorized Representative (signature):

/s/ Lei Jin [chop]	/s/ Bei Hao Min [chop]

Signing Date

March 29, 2010